Exhibit 10.22

PURCHASE AND SALE CONTRACT

BETWEEN

UNITED INVESTORS INCOME PROPERTIES (A MISSOURI LIMITED PARTNERSHIP),

a Missouri limited partnership

AS SELLER

AND

HAMILTON ZANZE & COMPANY,

a California corporation

AS PURCHASER

Bronson Place
4710 212th Street SW
Mountlake Terrace, Washington

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS		1
ARTICLE II PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT		1
2.1	Purchase and Sale	1
2.2	Purchase Price and Deposit	2
2.3	Escrow Provisions Regarding Deposit	2
ARTICLE III FEASIBILITY PERIOD		4
3.1	Feasibility Period	4
3.2	Expiration of Feasibility Period	4
3.3	Conduct of Investigation	5
3.4	Purchaser Indemnification	5
3.5	Property Materials	6
3.6	Property Contracts	8
ARTICLE IV TITLE		8
4.1	Title Documents	9
4.2	Survey	9
4.3	Objection and Response Process	9
4.4	Permitted Exceptions	10
4.5	Existing Deed of Trust	10
4.6	Subsequently Disclosed Exceptions	10
4.7	Purchaser Financing	11
ARTICLE V CLOSING		12
5.1	Closing Date	12
5.2	Seller Closing Deliveries	12
5.3	Purchaser Closing Deliveries	13
5.4	Closing Prorations and Adjustments	14
5.5	Post Closing Adjustments	20
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER		20
6.1	Seller’s Representations	20
6.2	AS-IS	22
6.3	Survival of Seller’s Representations	23
6.4	Definition of Seller’s Knowledge	23
6.5	Representations and Warranties of Purchaser	24
6.6	Definition of Purchaser’s Knowledge	25
ARTICLE VII OPERATION OF THE PROPERTY		26
7.1	Leases and Property Contracts	26
7.2	General Operation of Property	26
7.3	Liens	27
ARTICLE VIII CONDITIONS PRECEDENT TO CLOSING		27
8.1	Purchaser’s Conditions to Closing	27
8.2	Seller’s Conditions to Closing	28
ARTICLE IX BROKERAGE		29
9.1	Indemnity	29
9.2	Broker Commission	29

ARTICLE X DEFAULTS AND REMEDIES		29
10.1	Purchaser Default	29
10.2	Seller Default	30
ARTICLE XI RISK OF LOSS OR CASUALTY		32
11.1	Major Damage	32
11.2	Minor Damage	32
11.3	Closing	32
11.4	Repairs	33
ARTICLE XII EMINENT DOMAIN		33
12.1	Eminent Domain	33
ARTICLE XIII MISCELLANEOUS		33
13.1	Binding Effect of Contract	33
13.2	Exhibits and Schedules	33
13.3	Assignability	34
13.4	Captions	34
13.5	Number and Gender of Words	34
13.6	Notices	34
13.7	Governing Law and Venue	37
13.8	Entire Agreement	37
13.9	Amendments	37
13.10	Severability	38
13.11	Multiple Counterparts/Facsimile Signatures	38
13.12	Construction	38
13.13	Confidentiality	38
13.14	Time of the Essence	39
13.15	Waiver	39
13.16	Attorneys Fees	39
13.17	Time Zone/Time Periods	39
13.18	1031 Exchange	39
13.19	No Personal Liability of Officers, Trustees or Directors of Seller’s Partners	40
13.20	Intentionally Omitted	40
13.21	ADA Disclosure	40
13.22	No Recording	40
13.23	Relationship of Parties	40
13.24	Dispute Resolution	41
13.25	AIMCO Marks	41
13.26	Non-Solicitation of Employees	41
13.27	Survival	42
13.28	Multiple Purchasers	42
ARTICLE XIV LEAD-BASED PAINT DISCLOSURE		42
14.1	Disclosure	42

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this "Contract") is entered into as of the 20th day of August, 2008 (the "Effective Date"), by and between UNITED INVESTORS INCOME PROPERTIES (A MISSOURI LIMITED PARTNERSHIP), a Missouri limited partnership, having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 ("Seller"), and HAMILTON ZANZE & COMPANY, a California corporation, having a principal address at 37 Graham Street, Suite 200B, San Francisco, California 94129 ("Purchaser").

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

A.

Seller owns the real estate located in Snohomish County, as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon, commonly known as Bronson Place and having an address at 4710 212th Street SW, Mountlake Terrace, WA 98043.

B.

Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

ARTICLE I
DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in Schedule 1 attached hereto and made a part hereof.

ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1

Purchase and Sale.  Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2

Purchase Price and Deposit.  The total purchase price ("Purchase Price") for the Property shall be an amount equal to $7,900,000, payable by Purchaser, as follows:

2.2.1

Within 2 Business Days following the Effective Date, Purchaser shall deliver to Stewart Title Insurance Company, 1980 Post Oak Boulevard, Suite 610, Houston, Texas 77056, Attention Wendy Howell, Telephone: (713) 625-8161; Fax: (713) 552-1703 ("Escrow Agent" or "Title Insurer") an initial deposit (the "Initial Deposit") of $79,000 by wire transfer of immediately available funds ("Good Funds").

2.2.2

Within 1 Business Day after the day that the Feasibility Period expires, Purchaser shall deliver to Escrow Agent an additional deposit (the "Additional Deposit") of $79,000 by wire transfer of Good Funds.

2.2.3

The balance of the Purchase Price for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 10:00 a.m. on the Closing Date.

2.2.4

Seller and Purchaser acknowledge and agree that (i) the Fixtures and Tangible Personal Property are incidental to the use and operation of the Property, and (ii) no portion of the Purchase Price is allocable to the Fixtures and Tangible Personal Property.

2.2.5

Any and all provisions of this Contract which provide that the Deposit shall be nonrefundable are subject to the other provisions of this Contract which set forth limited circumstances under which the Deposit may become refundable which are the following:  (i) Section 3.2 (which provides that the Initial Deposit is refundable if the Contract is timely terminated on or before the expiration of the Feasibility Period); (ii) Section 8.1 (which grants Purchaser the right to terminate this Contract in the event that a condition precedent to Purchaser’s obligation to close is not satisfied and to obtain a refund of the Deposit); (iii) Section 10.2 (which grants Purchaser the right to terminate this Contract on account of a default by Seller and recover the Deposit); (iv) Section 11.1 (which grants Purchaser the right to terminate this Contract as a result of Major Damage and recover the Deposit); and (v) Section 12.1 (which grants Purchaser the right to terminate this Contract as a result of the exercise of a right of eminent domain and recover the Deposit).

2.3

Escrow Provisions Regarding Deposit

2.3.1

Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract.  Escrow Agent shall invest the Deposit in such short-term, high-grade securities, interest-bearing bank accounts, money market funds or accounts, bank certificates of deposit or bank repurchase contracts as Escrow Agent, in its discretion, deems suitable, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2

Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price, or released to Seller pursuant to Section 10.1, or (ii) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 2.3.3.  The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3

If prior to the Closing Date either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment within 5 Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment.  If Escrow Agent does receive such written objection within such 5-Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator's decision.  However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located.  Escrow Agent shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.  Any return of the Deposit to Purchaser provided for in this Contract shall be subject to Purchaser’s obligations set forth in Section 3.5.2.

2.3.4

The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence.  Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney's fees, incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5

The parties shall deliver to Escrow Agent an executed copy of this Contract, which shall constitute the sole instructions to Escrow Agent.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto solely with respect to the provisions of this Section 2.3.

2.3.6

Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent's failure to file the reports Escrow Agent is required to file pursuant to this section.

ARTICLE III
FEASIBILITY PERIOD

3.1

Feasibility Period.  The Feasibility Period begins on the Effective Date and continues up to and including September 15, 2008 (the "Feasibility Period"). Subject to the terms of Section 3.3 and 3.4 and the rights of Tenants under the Leases, Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, "Consultants") shall, at no cost or expense to Seller, have the right from and after the Effective Date to enter onto the Property to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations  of or concerning the Property, review the Materials and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and Purchaser’s intended use thereof (collectively, the “Inspections”).  Purchaser shall conduct its Inspections in accordance with the terms and provisions of the Residential Landlord Tenant Act of the State of Washington.

3.2

Expiration of Feasibility Period.  If any of the matters in Section 3.1 or any other title or survey matters are unsatisfactory to Purchaser for any reason, or for no reason whatsoever, in Purchaser's sole and absolute discretion, then Purchaser shall have the right to terminate this Contract by giving written notice to that effect to Seller and Escrow Agent no later than 5:00 p.m. on or before the date of expiration of the Feasibility Period.  If Purchaser provides such notice, this Contract shall terminate and be of no further force and effect subject to and except for the Survival Provisions, and Escrow Agent shall return the Initial Deposit to Purchaser.  If Purchaser fails to provide Seller with written notice of termination prior to the expiration of the Feasibility Period, Purchaser's right to terminate under this Section 3.2 shall be permanently waived and this Contract shall remain in full force and effect, the Deposit shall be non-refundable, and Purchaser's obligation to purchase the Property shall be conditional only as provided in Section 8.1.

3.3

Conduct of Investigation.  Purchaser shall not permit any mechanics' or materialmens’ liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser.  Purchaser shall give reasonable advanced notice to Seller prior to any entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property.  Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment.

3.4

Purchaser Indemnification

3.4.1

Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller's sole discretion), defend (with counsel approved by Seller) Seller, together with Seller's affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Regional Property Manager, and AIMCO (collectively, including Seller, "Seller's Indemnified Parties"), from and against any and all damages, mechanics' liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys' fees, including the cost of in-house counsel and appeals) (collectively, "Losses") arising from or related to Purchaser's or its Consultants' entry onto the Property, and any Inspections or other acts by Purchaser or Purchaser’s Consultants with respect to the Property during the Feasibility Period or otherwise.

3.4.2

Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property without Seller's prior written consent, which consent may be withheld in Seller's sole discretion.  Further, Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller's reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller's interest therein.  Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser's or its Consultants' activities pursuant to this Section.  No consent by the Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller.  Purchaser hereby agrees to restore, at Purchaser's sole cost and expense, the Property to the same condition existing immediately prior to Purchaser's exercise of its rights pursuant to this Article III, provided the foregoing shall not require Purchaser to repair or remediate any pre-existing conditions on the Property that are merely discovered by Purchaser in the course of its investigations.  Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker's compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located.  Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Seller (in the form of a certificate of insurance) prior to the earlier to occur of (i) Purchaser's or Purchaser's Consultants' entry onto the Property, or (ii) the expiration of 5 days after the Effective Date.

3.5

Property Materials

3.5.1

Within 5 Business Days after the Effective Date, and to the extent the same exist and are in Seller's possession or reasonable control (subject to Section 3.5.2), Seller agrees to make the documents set forth on Schedule 3.5 (together with any other documents or information provided by Seller or its agents to Purchaser with respect to the Property, the "Materials") available at the Property for review and copying by Purchaser at Purchaser's sole cost and expense.  In the alternative, at Seller's option and within the foregoing time period, Seller may deliver some or all of the Materials to Purchaser, or make the same available to Purchaser on a secure web site (Purchaser agrees that any item to be delivered by Seller under this Contract shall be deemed delivered to the extent available to Purchaser on such secured web site).  To the extent that Purchaser determines that any of the Materials have not been made available or delivered to Purchaser pursuant to this Section 3.5.1, Purchaser shall notify Seller and Seller shall use commercially reasonable efforts to deliver the same to Purchaser within 5 Business Days after such notification is received by Seller; provided, however, that under no circumstances will the Feasibility Period be extended and Purchaser's sole remedy will be to terminate this Contract pursuant to Section 3.2.

3.5.2

In providing the Materials to Purchaser, other than Seller's Representations, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed.  All Materials are provided for informational purposes only and, together with all Third-Party Reports, shall be returned by Purchaser to Seller (or the destruction thereof shall be certified in writing by Purchaser to Seller) as a condition to return of the Deposit to Purchaser if this Contract is terminated for any reason.  Recognizing that the Materials delivered or made available by Seller pursuant to this Contract may not be complete or constitute all of such documents which are in Seller's possession or control, but are those that are readily and reasonably available to Seller, Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.

3.5.3

In addition to the items set forth on Schedule 3.5, no later than 5 Business Days after the Effective Date, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) the most recent rent roll for the Property listing the move-in date, monthly base rent payable, lease expiration date and unapplied security deposit for each Lease (the "Rent Roll").  Seller makes no representations or warranties regarding the Rent Roll other than the express representation set forth in Section 6.1.6.

3.5.4

In addition to the items set forth on Schedule 3.5, no later than 5 Business Days after the Effective Date, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) a list of all current Property Contracts (the "Property Contracts List").  Seller makes no representations or warranties regarding the Property Contracts List other than the express representations set forth in Section 6.1.7.

3.6

Property Contracts.  On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to Seller (the "Property Contracts Notice") specifying any Property Contracts which Purchaser desires to terminate at the Closing (the "Terminated Contracts"); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts, (b) if any such Property Contract cannot by its terms be terminated at Closing, it shall be assumed by Purchaser and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees, penalties, or damages, including liquidated damages.  If Purchaser fails to deliver the Property Contracts Notice on or before the expiration of the Feasibility Period, there shall be no Terminated Contracts and Purchaser shall assume all Property Contracts at the Closing.  To the extent that any Property Contract to be assigned to Purchaser requires vendor consent, then, prior to the Closing, Purchaser may attempt to obtain from each applicable vendor a consent (each a "Required Assignment Consent") to such assignment.  Seller shall, at no cost and expense to Seller, cooperate reasonably with Purchaser in Purchaser’s efforts to obtain any Required Assignment Consent.  Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller's sole discretion), defend (with counsel approved by Seller) Seller's Indemnified Parties from and against any and all Losses arising from or related to Purchaser's failure to obtain any Required Assignment Consent. Additionally, in respect of any commercial lease affecting the Property, including, without limitation, any lease for laundry equipment, Seller shall, at no cost or expense to Seller, cooperate reasonably with Purchaser in Purchaser’s efforts to obtain on or before Closing any subordination, nondisturbance and attornment agreement (“Subordination Agreement”) that may be required by any lender to Purchaser as a condition to funding any loan to be secured by the Property. It is understood and agreed by Seller and Purchaser that the receipt by Purchaser of such Subordination Agreement from any such commercial tenant shall not be a condition to Closing hereunder.

ARTICLE IV
TITLE

4.1

Title Documents.  Within 5 days after the Effective Date, Seller shall cause to be delivered to Purchaser a standard form commitment ("Title Commitment") to provide an extended coverage American Land Title Association owner’s title insurance policy for the Property, using the current policy jacket customarily provided by the Title Insurer, in an amount equal to the Purchase Price (the "Title Policy"), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the "Title Documents").  Seller shall be responsible only for payment of the basic premium for the Title Policy.  Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements.

4.2

Survey.  Subject to Section 3.5.2, within 5 days after the Effective Date, Seller shall deliver to Purchaser or make available at the Property any existing survey of the Property (the "Existing Survey").  Purchaser may, at its sole cost and expense, order a new or updated survey of the Property either before or after the Effective Date (such new or updated survey, together with the Existing Survey, is referred to herein as the "Survey").

4.3

Objection and Response Process.  On or before August 22, 2008 (the "Objection Deadline"), Purchaser shall give written notice (the "Objection Notice") to the attorneys for Seller of any matter set forth in the Title Documents or the Survey to which Purchaser objects (the "Objections").  If Purchaser fails to tender an Objection Notice on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Documents and the Survey.  On or before August 29, 2008 (the "Response Deadline"), Seller may, in Seller's sole discretion, give Purchaser notice (the "Response Notice") of those Objections which Seller is willing to cure, if any.  Seller shall be entitled to reasonable adjournments of the Closing Date to cure the Objections.  If Seller fails to deliver a Response Notice by the Response Deadline, Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice.  If Purchaser is dissatisfied with the Response Notice or the lack of Response Notice, Purchaser may, as its exclusive remedy, exercise its right to terminate this Contract prior to the expiration of the Feasibility Period in accordance with the provisions of Section 3.2.  If Purchaser fails to timely exercise such right, Purchaser shall be deemed to accept the Title Documents and Survey with resolution, if any, of the Objections set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price.

4.4

Permitted Exceptions.  The Deed delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed "Permitted Exceptions":

4.4.1

All matters shown in the Title Documents and the Survey, other than (a) those Objections, if any, which Seller has agreed to cure pursuant to the Response Notice under Section 4.3, (b) mechanics' liens and taxes due and payable with respect to the period preceding Closing, (c) the standard exception regarding the rights of parties in possession, which shall be limited to those parties in possession pursuant to the Leases, and (d) the standard exception pertaining to taxes, which shall be limited to taxes and assessments payable in the year in which the Closing occurs and subsequent taxes and assessments;

4.4.2

All Leases;

4.4.3

Applicable zoning and governmental regulations and ordinances;

4.4.4

Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser; and

4.4.5

The terms and conditions of this Contract.

4.5

Existing Deed of Trust.  It is understood and agreed that, whether or not Purchaser gives an Objection Notice with respect thereto, any deeds of trust and/or mortgages which secure the Note (collectively, the "Deed of Trust") shall not be deemed Permitted Exceptions, whether Purchaser gives further written notice of such or not, and shall be paid off, satisfied, discharged and/or cured from proceeds of the Purchase Price at Closing.

4.6

Subsequently Disclosed Exceptions.  If at any time after the expiration of the Feasibility Period, any update to the Title Commitment discloses any additional item that materially adversely affects title to the Property which was not disclosed on any version of the Title Commitment delivered to Purchaser during the Feasibility Period (the "New Exception"), Purchaser shall have a period of 5 days from the date of its receipt of such update (the "New Exception Review Period") to review and notify Seller in writing of Purchaser's approval or disapproval of the New Exception.  If Purchaser disapproves of the New Exception, Seller may, in Seller's sole discretion, notify Purchaser as to whether it is willing to cure the New Exception.  If Seller elects to cure the New Exception, Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception.  If Seller fails to deliver a notice to Purchaser within 3 days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception.  If Purchaser is dissatisfied with Seller's response, or lack thereof, Purchaser may, as its exclusive remedy elect either:  (i) to terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser or (ii) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify Seller of its election to terminate this Contract in accordance with the foregoing clause within 6 days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.7

Purchaser Financing.  Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser's acquisition of such funds shall not be a contingency to the Closing.

4.8

Housing Assistance Program Vouchers.  Purchaser recognizes and agrees that the Property is and may become the subject of one or more Housing Assistance Payment voucher (tenant based) contracts (collectively, the “HAP Contracts”), which regulate Section 8 payments to the Property under existing vouchers administered by the local housing authorities (collectively, the “Housing Authority”). Within 5 calendar days after the Effective Date, Seller agrees to deliver or make available to Purchaser as part of the Materials, copies of the HAP Contracts which are in Seller’s possession or reasonable control (subject to Section 3.5.2).  At Closing, Purchaser either (a) shall assume all obligations under the HAP Contracts and accept title to the Property subject to the same, or (b) the existing HAP Contracts shall be terminated, and Purchaser shall enter into replacement Housing Assistance Payment contracts which are acceptable to the Housing Authority (either (a) or (b) meaning the “HAP Assumption”).  No later than 15 days after the Effective Date, Purchaser, at its sole cost and expense, shall submit all applications, documents, information, materials, and fees to the Housing Authority, required in order for the Housing Authority to approve Purchaser’s request for pre-approval as an entity qualified to assume the HAP Contracts, and shall diligently proceed using its best efforts to obtain such pre-approval as soon as possible. Purchaser agrees to provide Seller with copies of such applications no later than 5 Business Days after submittal thereof to the Housing Authority.  Purchaser shall make such filings with the Housing Authority, deliver such documents, pay such fees and costs (if any), and pay such reserves, impounds, escrows and other amounts (if any) post-Closing as required by the Housing Authority with respect to the HAP Contracts (which may include, but not be limited to, a change in ownership form, name of the new owner, name of the property manager, evidence that title to the applicable Property has transferred and an IRS form W-9). From and after the Effective Date, Seller shall promptly deliver to Purchaser copies of any new HAP Contracts entered into by Seller after the Effective Date with respect to the Property.  The provisions of this Section 4.8 shall survive Closing, and Purchaser shall accomplish the HAP Assumption after the Closing and Seller shall have no obligations with respect to such HAP Assumption; provided, however Seller agrees to reasonably cooperate with Purchaser to accomplish the HAP Assumption (to the extent necessary) at no out of pocket cost to Seller.

ARTICLE V
CLOSING

5.1

Closing Date.  On or before September 15, 2008, Seller shall deliver to Purchaser a written notice setting forth the date that the Closing shall occur, which date shall be, at Seller’s option, either October 15, 2008 or November 14, 2008 (such date, the "Closing Date").   The Closing shall occur through an escrow with Escrow Agent, whereby the Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

5.2

Seller Closing Deliveries.  No later than 1 Business Day prior to the Closing Date, Seller shall deliver to Escrow Agent, each of the following items:

5.2.1

Special Warranty Deed (the "Deed") in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

5.2.2

A Bill of Sale in the form attached as Exhibit C.

5.2.3

Two (2) originals of a General Assignment in the form attached as Exhibit D (the "General Assignment").

5.2.4

Two (2) originals of an Assignment of Leases and Security Deposits in the form attached as Exhibit E (the "Leases Assignment").

5.2.5

A letter in the form attached hereto as Exhibit F prepared and addressed by Purchaser, and countersigned by Seller, to each of the vendors under the Terminated Contracts informing them of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract) (the "Vendor Terminations").

5.2.6

Seller's closing statement.

5.2.7

A title affidavit or an indemnity form reasonably acceptable to Seller, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.2.8

A certification of Seller's non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.9

Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Seller's authority to consummate this transaction.

5.2.10

An updated Rent Roll effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Roll shall in no event expand or modify the conditions to Purchaser's obligation to close as specified under Section 8.1.

5.2.11

Any applicable transfer tax forms or conveyance forms, including, without limitation, a real estate excise tax affidavit (the “REET Affidavit”).

5.2.12

An updated Property Contracts List effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Property Contracts List shall in no event expand or modify the conditions to Purchaser's obligation to close as specified under Section 8.1.

5.3

Purchaser Closing Deliveries.  No later than 1 Business Day prior to the Closing Date (except for the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.3), Purchaser shall deliver to the Escrow Agent (for disbursement to Seller upon the Closing) the following items:

5.3.1

The full Purchase Price (with credit for the Deposit), plus or minus the adjustments or prorations required by this Contract.

5.3.2

A title affidavit or an indemnity form (pertaining to Purchaser's activity on the Property prior to Closing), reasonably acceptable to Purchaser, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.3.3

Any declaration or other statement which may be required to be submitted to the local assessor.

5.3.4

Purchaser's closing statement.

5.3.5

Two (2) countersigned counterparts of the General Assignment.

5.3.6

Two (2) countersigned counterparts of the Leases Assignment.

5.3.7

Notification letters to all Tenants prepared and executed by Purchaser in the form attached hereto as Exhibit G.

5.3.8

The Vendor Terminations.

5.3.9

Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.

5.3.10

Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser's authority to consummate this transaction.

5.3.11

Any applicable transfer tax forms or conveyance forms, including, without limitation, the REET Affidavit.

5.4

Closing Prorations and Adjustments

5.4.1

General.  All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses and fees, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date.  Seller shall prepare a proration schedule (the "Proration Schedule") of the adjustments described in this Section 5.4 and shall deliver such Proration Schedule to both Purchaser and the Escrow Agent no later than three (3) Business Days prior to the scheduled Closing Date.

5.4.2

Operating Expenses.  All of the operating, maintenance, taxes (other than real estate taxes), and other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of the Property, shall be prorated on an accrual basis.  Seller shall pay all such expenses that accrue prior to the Closing Date and Purchaser shall pay all such expenses that accrue from and after the Closing Date.

5.4.3

Utilities.  The final readings and final billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the parties' reasonable good faith estimate.  Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller's account, effective as of noon on the Closing Date.

5.4.4

Real Estate Taxes.  Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved.  The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount).  The proration of real property taxes or installments of assessments shall be final and not subject to re-adjustment after Closing.

5.4.5

Property Contracts.  Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser (other than the Terminated Contacts, if any); however, operating expenses shall be prorated under Section 5.4.2.

5.4.6

Leases.

5.4.6.1

All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of the Property shall be prorated as of the Closing Date.  Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date.  Seller shall receive all collected rent and income attributable to dates prior to the Closing Date.  Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the "Uncollected Rents").  In adjusting for Uncollected Rents, no adjustments shall be made in Seller's favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay Seller such accrued Uncollected Rents as and when collected by Purchaser.  Purchaser agrees to bill Tenants of the Property for all Uncollected Rents and to take reasonable actions to collect Uncollected Rents.  Notwithstanding the foregoing, Purchaser's obligation to collect Uncollected Rents shall be limited to Uncollected Rents of not more than 90 days past due, and Purchaser's collection of rents shall be applied, first, towards current rent due and owing under the Leases, and, second, to Uncollected Rents.  After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by Seller of such right; provided however, that the foregoing right of Seller shall be limited to actions seeking monetary damages and, in no event, shall Seller seek to evict any Tenants in any action to collect Uncollected Rents.  Purchaser agrees to cooperate reasonably with Seller in connection with all efforts by Seller to collect such Uncollected Rents and to take all steps, whether before or after the Closing Date, as may be reasonably necessary to carry out the intention of the foregoing, including, without limitation, the delivery to Seller, within 7 days after a written request, of any relevant books and records (including, without limitation, rent statements, receipted bills and copies of tenant checks used in payment of such rent), the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Uncollected Rents by Seller; provided, however, that Purchaser's obligation to cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant lease with an existing Tenant or evict any existing Tenant from the Property.

5.4.6.2

At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law (the "Tenant Security Deposit Balance").  Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.  Purchaser hereby agrees that, from and after the Closing, Purchaser shall hold all Tenant Deposits in a trust account in accordance with the Residential Landlord Tenant Act of the State of Washington (RCW 59.18.270), which obligation will survive the Closing.

5.4.7

Insurance.  No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.  Seller shall have the risk of loss of the Property until 11:59 p.m. the day prior to the Closing Date, after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

5.4.8

Employees.  All of Seller's and Seller's manager's on-site employees shall have their employment at the Property terminated as of the Closing Date.

5.4.9

Closing Costs.  Purchaser shall pay any sales, use, gross receipts or similar taxes, the cost of recording any instruments required to discharge any liens or encumbrances against the Property, any premiums or fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 4.1 (other than the base premium for the Title Policy),  and one-half of the customary closing costs of the Escrow Agent.  Seller shall pay the real estate excise tax which becomes payable by reason of the transfer of the Property, the base premium for the Title Policy and one-half of the customary closing costs of the Escrow Agent.

5.4.10

Utility Contracts.  If Seller has entered into an agreement for the purchase of electricity, gas or other utility service for the Property or a group of properties (including the Property) (a "Utility Contract"), or an affiliate of Seller has entered into a Utility Contract, then, at the option of Seller, either (a) Purchaser either shall assume the Utility Contract with respect to the Property, or (b) the reasonably calculated costs of the Utility Contract attributable to the Property from and after the Closing shall be paid to Seller at the Closing and Seller shall remain responsible for payments under the Utility Contract.

5.4.11

Possession.  Possession of the Property, subject to the Leases, Property Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3.  To the extent reasonably available to Seller, originals or copies of the Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and Seller's books and records (other than proprietary information) (collectively, "Seller's Property-Related Files and Records") regarding the Property shall be made available to Purchaser at the Property after the Closing.  Purchaser agrees, for a period of not less than three (3) years after the Closing (the "Records Hold Period"), to (a) provide and allow Seller reasonable access to Seller's Property-Related Files and Records for purposes of inspection and copying thereof at Seller’s sole cost and expense, and (b) reasonably maintain and preserve Seller's Property-Related Files and Records.  If at any time after the Records Hold Period, Purchaser desires to dispose of Seller's Property-Related Files and Records, Purchaser must first provide Seller prior written notice (the "Records Disposal Notice").  Seller shall have a period of 30 days after receipt of the Records Disposal Notice to enter the Property (or such other location where such records are then stored) and remove or copy, at Seller’s sole cost and expense, those of Seller's Property-Related Files and Records that Seller desires to retain.

5.4.12

 Tax Appeals.  Purchaser acknowledges that Seller has filed an appeal (the "Appeal") with respect to real estate ad valorem or other similar property taxes applicable to the Property (the "Property Taxes").

5.4.12.1  If such Appeal relates to any Tax Year (defined below) prior to the Tax Year in which the Closing occurs, Seller shall be entitled, in Seller's sole discretion, to continue to pursue such Appeal after the Closing Date, and, in the event that the Appeal is successful in reducing the amount of Property Taxes payable with respect to any such prior Tax Year, Seller shall be entitled to the full amount of any rebate, refund or reduction (collectively, a "Refund") resulting from the Appeal.  Seller shall not be obligated to continue to pursue any Appeal with respect to the Property, including, without limitation, any Appeal that relates to a Tax Year during or after the Tax Year in which Closing occurs.

5.4.12.2  If such Appeal relates to the Tax Year in which Closing occurs, then, prior to the Closing, Seller reserves and shall have the right to continue to process the Appeal from and after the Closing Date. If Seller elects to continue the Appeal, then, from and after the Closing Date, Seller agrees that it will continue, at Seller’s sole cost and expense, to reasonably process the Appeal to conclusion with the applicable taxing authority (including any further appeals which Seller deems reasonable to pursue).  In the event that the Appeal is successful in reducing the amount of Property Taxes payable with respect to the Tax Year in which Closing occurs, then Purchaser and Seller shall share any Refund on a pro rata basis (in accordance with the number of days in the Tax Year of Closing that each held title to the Property) after first reimbursing Seller for its actual, reasonable and documented third-party costs (collectively, the "Third-Party Costs") incurred in connection with the Appeal.  If Third-Party Costs equal or exceed the amount of the Award, then Seller shall be entitled to the full amount of the Award.  Purchaser shall cooperate with Seller with respect to all Appeal proceedings.

5.4.12.3  If the Refund is paid directly to Purchaser as the then owner of the Property, Purchaser shall notify Seller within 5 Business Days after receipt of any Refund check, and agrees to pay Seller its Third-Party Costs plus Seller's pro rata share of the Refund no later than 10 Business Days after Purchaser's receipt of the Refund.

5.4.12.4  For purposes of this Section 5.4.14, "Tax Year" shall mean each 12-month period for which the applicable taxing authority assesses Property Taxes, which may or may not be a calendar year.

5.5

Post Closing Adjustments.  Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), with the exception of real property taxes which shall be final and not subject to readjustment, in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items (a) after the expiration of 60 days after Closing, or (b) subject to such 60-day period, unless such items exceed $5,000.00 in magnitude (either individually or in the aggregate).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1

Seller's Representations.  Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials, or which is otherwise known by Purchaser prior to the Closing, Seller represents and warrants to Purchaser the following (collectively, the "Seller's Representations") as of the Effective Date and as of the Closing Date; provided that Purchaser's remedies if any such Seller's Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1:

6.1.1

Seller is validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Contract; and, subject to Section 8.2.4, has or at the Closing shall have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on Seller's ability to consummate the transaction contemplated by this Contract or on the Property.  Subject to Section 8.2.4, this Contract is a valid and binding agreement against Seller in accordance with its terms;

6.1.2

Seller is not a "foreign person," as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;

6.1.3

Except for (a) any actions by Seller to evict Tenants under the Leases, or (b) any matter covered by Seller's current insurance policy(ies), to Seller's knowledge, there are no material actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened against the Property, which will adversely impact Seller's ability to convey the Property;

6.1.4

To Seller's knowledge, Seller has not received any written notice from a governmental agency of any uncured material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property;

6.1.5

To Seller's knowledge, Seller has not received any written notice of any material default by Seller under any of the Property Contracts that will not be terminated on the Closing Date;

6.1.6

To Seller's knowledge, the Rent Roll (as updated pursuant to Section 5.2.10) is accurate in all material respects;

6.1.7

To Seller's knowledge, the Property Contracts List (as updated pursuant to Section 5.2.12) is accurate in all material respects;

6.1.8

Seller has not, and, as of the Closing, shall not have (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (C) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, which remains pending as of such time, (D) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, which remains pending as of such time, (E) admitted in writing its inability to pay its debts as they come due, or (F) made an offer of settlement, extension or composition to its creditors generally; and

6.1.9

To Seller’s knowledge, there are no condemnation proceedings pending or threatened that would result in the taking of any portion of the Property.  To Seller’s knowledge, Seller has not received any written notice of any special assessment proceedings affecting the Property.

6.2

AS-IS.  Except for Seller's Representations, the Property is expressly purchased and sold "AS IS," "WHERE IS," and "WITH ALL FAULTS."  The Purchase Price and the terms and conditions set forth herein are the result of arm's-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, and, except for Seller’s Representations, is not relying upon, any information provided by Seller or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Broker, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the Deed conveying the Property and Seller's Representations).  Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of any conditions affecting the Property.  Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases Seller's Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller's Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions or other conditions affecting the Property except for claims or causes of action arising from the fraud or misrepresentation of Seller.  Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property.  If Seller  provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, including, without limitation, the offering prepared by Broker, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties, subject to Seller’s Representations, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller's Indemnified Parties.  Purchaser acknowledges and agrees that, except for Seller’s Representations, no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.  Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants.  Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the Deed with or without such tenants in possession and without any allowance or reduction in the Purchase Price under this Contract.  Purchaser hereby releases Seller from any and all claims and liabilities relating to the foregoing matters, except for claims and liabilities arising from or in any way connected with the fraud or misrepresentation of Seller.

6.3

Survival of Seller's Representations.  Seller and Purchaser agree that Seller's Representations shall survive Closing for a period of 6 months (the "Survival Period").  Seller shall have no liability after the Survival Period with respect to Seller's Representations contained herein except to the extent that Purchaser has requested arbitration against Seller during the Survival Period for breach of any of Seller's Representations.  Under no circumstances shall Seller be liable to Purchaser for more than $150,000 in any individual instance or in the aggregate for all breaches of Seller's Representations, nor shall Purchaser be entitled to bring any claim for a breach of Seller's Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser exceeds $5,000.  In the event that Seller breaches any representation contained in Section 6.1 and Purchaser had knowledge of such breach prior to the Closing Date, and elected to close regardless, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith.

6.4

Definition of Seller's Knowledge.  Any representations and warranties made "to the knowledge of Seller" shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term Seller's "knowledge" shall mean and refer only to actual knowledge of the Designated Representative of the Seller and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of the Seller, or any affiliate of the Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability.  As used herein, the term Designated Representative shall refer to Douglas MacArthur, who is the Regional Property Manager handling this Property (the "Regional Property Manager").

6.5

Representations and Warranties of Purchaser.  For the purpose of inducing Seller to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

6.5.1

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

6.5.2

Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser's partners, directors, officers or members are required to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse affect on Purchaser's ability to consummate the transaction contemplated by this Contract.  This Contract is a valid and binding agreement against Purchaser in accordance with its terms.

6.5.3

No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser's obligations or covenants to Seller.

6.5.4

Other than Seller's Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Broker) in connection with this Contract and the acquisition of the Property.

6.5.5

The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires the Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.6

Purchaser is not a Prohibited Person.

6.5.7

To Purchaser's knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.8

The funds or other assets Purchaser will transfer to Seller under this Contract are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9

The funds or other assets Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

6.6

Definition of Purchaser’s Knowledge.  Any representations and warranties made “to the knowledge of Purchaser” shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, including, without limitation, the provisions of Section 6.5 above, the term Purchaser’s “knowledge” shall mean and refer only to actual knowledge of Kurt E. Houtkooper or David Nelson and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Purchaser, or any affiliate of Purchaser, or to impose upon Kurt E. Houtkooper or David Nelson any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon Kurt E. Houtkooper or upon David Nelson any individual personal liability.

ARTICLE VII
OPERATION OF THE PROPERTY

7.1

Leases and Property Contracts.  During the period of time from the Effective Date to the Closing Date, in the ordinary course of business Seller may enter into new Property Contracts, new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify any Property Contracts, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, Seller agrees that (a) Seller may only enter into any such new Property Contract if it is terminable on not more than thirty (30) days’ prior notice, and (b) no new or renewed Leases shall have a term in excess of 1 year without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.   Seller shall terminate at or prior to the Closing, at no cost or expense to Purchaser, any and all management agreements affecting the Property.  Seller shall use commercially reasonable efforts to deliver all apartment units which are vacant as of the Closing Date (each, a "Vacant Unit") in Rent Ready Condition (as hereinafter defined).  Not less than three (3) Business Days prior to the Closing Date, Seller and Purchaser shall jointly inspect the Property and shall mutually agree on a list of the Vacant Units, which list shall specify those Vacant Units that are not in Rent Ready Condition. At Closing, Purchaser shall receive a credit against the Purchase Price in the amount of Five Hundred Dollars ($500) for each Vacant Unit which is not in Rent Ready Condition as of the Closing. For purposes hereof, the term "Rent Ready Condition" shall mean interior carpets have been shampooed, interior walls have been freshly painted, kitchen appliances (and water heaters and HVAC to the extent such items serve only the individual Vacant Unit(s)) are in working order, and there is no material damage to the doors, walls, ceilings, floors and windows inside such Vacant Units..

7.2

General Operation of Property.  Except as specifically set forth in this Article VII, Seller shall operate the Property after the Effective Date in the ordinary course of business, and except as necessary in the Seller's sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in Seller's reasonable discretion materially adversely affects the use, operation or value of the Property, Seller will not make any material alterations to the Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed.

7.3

Liens.  Other than utility easements and temporary construction easements granted by Seller in the ordinary course of business, Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien or encumbrance in writing, which approval shall not be unreasonably withheld or delayed.  If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

8.1

Purchaser's Conditions to Closing.  Without limiting the rights of Purchaser elsewhere provided for in this Contract, Purchaser's obligation to close under this Contract, shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.1.1

All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2

Each of Seller's Representations shall be true in all material respects as of the Closing Date;

8.1.3

Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder; and

8.1.4

Neither Seller nor Seller's general partner shall be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy proceeding.

8.1.5

There shall not be pending or, to the knowledge of either Purchaser or Seller, any litigation or threatened litigation which, if determined adversely, would restrain, in all material respects,  the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the material covenants or material obligations of Seller.

Notwithstanding anything to the contrary, there are no other conditions on Purchaser's obligation to Close except as expressly set forth in this Section 8.1.  If any condition set forth in Sections 8.1.1, 8.1.3 or 8.1.4 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, or (b) if such failure constitutes a default by Seller, exercise any of its remedies pursuant to Section 10.2.  If the condition set forth in Section 8.1.2 or 8.1.5 is not met, Seller shall not be in default pursuant to Section 10.2, and Purchaser may, as its sole and exclusive remedy, (i) notify Seller of Purchaser's election to terminate this Contract and receive a return of the Deposit from the Escrow Agent, or (ii) waive such condition and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price.

8.2

Seller's Conditions to Closing.  Without limiting any of the rights of Seller elsewhere provided for in this Contract, Seller's obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1

All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2

Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

8.2.3

Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4

Seller shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated hereby, including, without limitation, a tax free exchange pursuant to Section 13.18 (and the amendment of Seller's (or Seller's affiliates') partnership or other organizational documents in connection therewith), (a) from Seller's partners, members, managers, shareholders or directors to the extent required by Seller's (or Seller's affiliates') organizational documents, and (b) as required by law;

8.2.5

There shall not be pending or, to the knowledge of either Purchaser or Seller, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser; and

If any of the foregoing conditions to Seller's obligation to close with respect to conveyance of the Property under this Contract are not met, Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, or (b) terminate this Contract, and, if such failure constitutes a default by Purchaser, exercise any of its remedies under Section 10.1.

ARTICLE IX
BROKERAGE

9.1

Indemnity.  Seller represents and warrants to Purchaser that it has dealt only with Moran and Company, Two Union Square, 601 Union Street, Suite 4200, Seattle, Washington 98101 ("Broker") in connection with this Contract.  Seller and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder's fees arising from or attributable to the acts or omissions of the indemnifying party.

9.2

Broker Commission.  If the Closing occurs, Seller agrees to pay Broker a commission according to the terms of a separate contract.  Broker shall not be deemed a party or third party beneficiary of this Contract.  As a condition to Seller's obligation to pay the commission, Broker shall execute the signature page for Broker attached hereto solely for purposes of confirming the matters set forth therein.

ARTICLE X
DEFAULTS AND REMEDIES

10.1

Purchaser Default.  If Purchaser defaults in its obligations hereunder to (a) deliver the Initial Deposit or Additional Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to the Seller the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price at the time required by Section 2.2.3 and close on the purchase of the Property on the Closing Date, then, immediately and without the right to receive notice or to cure pursuant to Section 2.3.3, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  If, Purchaser defaults in any of its other representations, warranties or obligations under this Contract, and such default continues for more than 10 days after written notice from Seller, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser's indemnity and confidentiality obligations hereunder, Seller's sole and exclusive remedy for Purchaser's failure to perform its obligation to purchase the Property or breach of a representation or warranty.  Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser.  SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER'S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER'S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

10.2

Seller Default.  If Seller, prior to the Closing, defaults in its covenants, or obligations under this Contract, including to sell the Property as required by this Contract and such default continues for more than 10 days after written notice from Purchaser, then, at Purchaser's election and as Purchaser's sole and exclusive remedy, either (a) this Contract shall terminate, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which damages shall not exceed $35,000 in aggregate, provided, however, (i) if such default is solely as a result of Seller’s failure to obtain by the Closing Date the consent of the required number of limited partners to consummate the transactions contemplated herein and (ii) Purchaser is not otherwise in default under this Contract and is ready, willing and able to Close, then the amount of direct and actual out-of-pocket expenses and costs that Purchaser may recover as a result of such default shall not exceed $150,000 in the aggregate, or (b) subject to the conditions below, Purchaser may seek specific performance of Seller’s obligation to deliver the Deed pursuant to this Contract (but not damages).  Purchaser may seek specific performance of Seller's obligation to deliver the Deed pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser first shall (i) deliver all Purchaser Closing documents to Escrow Agent in accordance with the requirements of this Contract, including, without limitation, Sections 2.2.3 and 5.3 (with the exception of Section 5.3.1); (ii) not otherwise be in default under this Contract; and (iii) file suit therefor with the court on or before the 90th day after the Closing Date; if Purchaser fails to file an action for specific performance within 90 days after the Closing Date, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with subsection (a) above.  Purchaser agrees that it shall promptly deliver to Seller an assignment of all of Purchaser's right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the foregoing sentence.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER'S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS REPRESENTATIONS, WARRANTIES, OR COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.  UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS REPRESENTATIONS, WARRANTIES, OR COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT.  PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AN ACTION SEEKING SUCH REMEDY.

ARTICLE XI
RISK OF LOSS OR CASUALTY

11.1

Major Damage.  In the event that the Property is damaged or destroyed by fire or other casualty prior to Closing, and the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the "Repairs") is more than $250,000, then Seller shall have no obligation to make such Repairs, and shall notify Purchaser in writing of such damage or destruction (the "Damage Notice").  Within 10 days after Purchaser's receipt of the Damage Notice, Purchaser may elect at its option to terminate this Contract by delivering written notice to Seller in which event the Deposit shall be refunded to Purchaser.  In the event Purchaser fails to terminate this Contract within the foregoing 10-day period, this transaction shall be closed in accordance with Section 11.3 below.

11.2

Minor Damage.  In the event that the Property is damaged or destroyed by fire or other casualty prior to the Closing, and the cost of Repairs is equal to or less than $250,000, this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty.  In such event, Seller may at its election endeavor to make such Repairs to the extent of any recovery from insurance carried on the Property, if such Repairs can be reasonably effected before the Closing.  Regardless of Seller's election to commence such Repairs, or Seller's ability to complete such Repairs prior to Closing, this transaction shall be closed in accordance with Section 11.3 below.

11.3

Closing.  In the event Purchaser fails to terminate this Contract following a casualty as set forth in Section 11.1, or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of this Contract, at Seller's election, either (i) for the full Purchase Price, notwithstanding any such casualty, in which case Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by Seller) of Seller's rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith); or (ii) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs (less any amounts which may already have been spent by Seller for Repairs).

11.4

Repairs.  To the extent that Seller elects to commence any Repairs prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing.  To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by Seller in connection with such Repairs.

ARTICLE XII
EMINENT DOMAIN

12.1

Eminent Domain.  In the event that, at the time of Closing, any material part of the Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser's option, to terminate this Contract by giving written notice within 10 days after Purchaser's receipt from Seller of notice of the occurrence of such event, and if Purchaser so terminates this Contract, Purchaser shall recover the Deposit hereunder.  If Purchaser fails to terminate this Contract within such 10-day period, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award.  It is expressly agreed between the parties hereto that this section shall in no way apply to customary dedications for public purposes which may be necessary for the development of the Property.

ARTICLE XIII
MISCELLANEOUS

13.1

Binding Effect of Contract.  This Contract shall not be binding on either party until executed by both Purchaser and Seller.  Neither the Escrow Agent's nor the Broker's execution of this Contract shall be a prerequisite to its effectiveness.  Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors, heirs and permitted assigns.

13.2

Exhibits and Schedules.  All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3

Assignability.  Except to the extent required to comply with the provisions of Section 13.18 related to a 1031 Exchange, this Contract is not assignable by Purchaser without first obtaining the prior written approval of the Seller.  Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of the Seller, to one or more entities so long as (a) Purchaser is the managing member of, managing general partner of or otherwise holds a controlling interest in the purchasing entity(ies) or to a tenancy-in-common structure in which Purchaser or one or more of its affiliates are the sponsor, (b) Purchaser is not released from its liability hereunder, (c) Purchaser provides written notice to Seller of any proposed assignment no later than 10 days prior to the Closing Date and (d) in the event this Contract is assigned to more than one entity, the assignees shall be deemed to be jointly and severally liable with respect to the obligations of the Purchaser.

13.4

Captions.  The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5

Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6

Notices.  All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery.  Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

Hamilton Zanze & Company

37 Graham Street

Suite 200B

San Francisco, California 94129

Attention:  David Nelson
Telephone:  415-561-6800 x 110

Facsimile:  415-561-6801

with a copy to:

Foley & Lardner, LLP

555 South Flower Street

Suite 3500

Los Angeles, CA 90071

Attention:  Craig P. Wood, Esq.
Telephone:  213-972-4555

Facsimile:  213-486-0065

To Seller:

c/o AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention: Mark Reoch or Derik Hart

Telephone: (303) 691-4337

Facsimile:  (303) 300-3261

And:

c/o AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention:  Mr. Harry Alcock

Telephone:  303-691-4344

Facsimile:  303-300-3282

with copy to:

AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention:  John Spiegleman, Esq.

Telephone: 303-691-4303

Facsimile:  303-300-3260

and a copy to:

Moran and Company

Two Union Square 601 Union Street, Suite 4200

Seattle, Washington 98101

Attention: Jeff Williams

Telephone: 206-652-3250

Facsimile:  206-652-3251

and a copy to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104

Attention:  Sandor Green, Esq.

Telephone: 212-541-2049

Facsimile:  212-541-1449

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

            Stewart Title Insurance Company
                        1980 Post Oak Boulevard
                        Suite 610
                        Houston, Texas 77056
                        Attention:  Wendy Howell
                        Telephone:  713-625-8161
                        Facsimile:  713-552-1703

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7

Governing Law and Venue.  The laws of the State of Washington shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof.  Subject to Section 13.24, all claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.8

Entire Agreement.  This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.9

Amendments.  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract.

13.10

Severability.  In the event that any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11

Multiple Counterparts/Facsimile Signatures.  This Contract may be executed in a number of identical counterparts.  This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12

Construction.  No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13

Confidentiality.  Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that Purchaser may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to Purchaser's or Seller's lenders, attorneys and accountants.  Any information obtained by Purchaser in the course of its inspection of the Property, and any Materials provided by Seller to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its Consultants, without Seller's prior written authorization, which may be granted or denied in Seller's sole discretion.  In addition, Purchaser shall use its reasonable efforts to prevent its Consultants from divulging any such confidential information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract.  Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller's sole discretion.  Notwithstanding the provisions of Section 13.8, Purchaser agrees that the covenants, restrictions and agreements of Purchaser contained in any confidentiality agreement executed by Purchaser prior to the Effective Date shall survive the execution of this Contract and shall not be superseded hereby.

13.14

Time of the Essence.  It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract.

13.15

Waiver.  No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16

Attorneys Fees.  In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the substantially prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys' fees and expenses incidental to such litigation and arbitration, including the cost of in-house counsel and any appeals.

13.17

Time Zone/Time Periods.  Any reference in this Contract to a specific time shall refer to the time in the time zone where the Property is located.  (For example, a reference to 3:00 p.m. refers to 3:00 p.m. PST if the Property is located in Auburn,WA.)  Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18

1031 Exchange.  Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange for either Purchaser or Seller pursuant to Section 1031 of the Code, the regulations promulgated thereunder, revenue procedures, pronouncements and other guidance issued by the Internal Revenue Service.  Each party hereby agrees to cooperate with each other and take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Contract will be extended as a result thereof, except as specifically provided herein.

13.19

No Personal Liability of Officers, Trustees or Directors of Seller's Partners.  Purchaser acknowledges that this Contract is entered into by Seller which is a Texas limited partnership, and Purchaser agrees that none of Seller's Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20

Intentionally Omitted.

13.21

ADA Disclosure.  Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the "ADA") and the federal Fair Housing Act (the "FHA").  The ADA requires, among other matters, that tenants and/or owners of "public accommodations" remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons.  Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property's compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representations.  Nothing contained in this Section 13.21 shall be deemed to limit or otherwise modify the Seller’s Representations set forth in Section 6.1.4 above.

13.22

No Recording.  Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller's prior written consent, which consent may be withheld at Seller's sole discretion.  If the Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract.  Purchaser hereby appoints the Seller as Purchaser's attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Contract or other memorandum or evidence thereof from the public records.  This appointment shall be coupled with an interest and irrevocable.

13.23

Relationship of Parties.  Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property.  Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.24

Dispute Resolution.  Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Contract (and any closing document executed in connection herewith), including any claim based on contract, tort or statute, shall be resolved at the written request of any party to this Contract by binding arbitration.  The arbitration shall be administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  Any matter to be settled by arbitration shall be submitted to the American Arbitration Association in the state in which the Property is located.  The parties shall attempt to designate one arbitrator from the American Arbitration Association.  If they are unable to do so within 30 days after written demand therefor, then the American Arbitration Association shall designate an arbitrator.  The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction.  The arbitrator shall award attorneys' fees (including those of in-house counsel) and costs to the substantially prevailing party and charge the cost of arbitration to the party which is not the substantially prevailing party.  Notwithstanding anything herein to the contrary, this Section 13.24 shall not prevent Purchaser or Seller from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the state in which the Property is located (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Contract or to prevent irreparable harm and injury.  The court's jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Contract between the parties hereto shall be determined through final and binding arbitration in accordance with this Section 13.24.

13.25

AIMCO Marks.  Purchaser agrees that Seller, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract.  Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.

13.26

Non-Solicitation of Employees.  Prior to the expiration of the Feasibility Period, Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser's employees, affiliates or agents shall solicit any of Seller's employees or any employees located at the Property (or any of Seller's affiliates' employees located at any property owned by such affiliates) for potential employment.

13.27

Survival.  Except for (a) all of the provisions of this Article XIII (other than Sections 13.18); (b) Sections 2.3, 3.3, 3.4, 3.5, 4.8, 5.4, 5.5, 6.2, 6.5, 9.1, 11.4 and 14.1; (c) any other provisions in this Contract, that by their express terms survive the termination or Closing; and (d) any payment obligation of Purchaser under this Contract (the foregoing (a), (b), (c) and (d) referred to herein as the "Survival Provisions"), none of the terms and provisions of this Contract shall survive the termination of this Contract, and if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

13.28

Multiple Purchasers.  As used in this Contract, the term "Purchaser" means all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract.  In the event that "Purchaser" has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

ARTICLE XIV
LEAD–BASED PAINT DISCLOSURE

14.1

Disclosure.  Seller and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

UNITED INVESTORS INCOME PROPERTIES (A MISSOURI LIMITED PARTNERSHIP),

a Missouri limited partnership

By:

UNITED INVESTORS REAL ESTATE, INC.,

a Delaware corporation,

its general partner

By:  /s/Brian J. Bornhorst

Name:  Brian J. Bornhorst

Title:  Vice President

Purchaser:

HAMILTON ZANZE & COMPANY,

a California corporation

By:  /s/Kurt Houtkooper

Name:  Kurt Houtkooper

Title:  CFO